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                                                                     EXHIBIT 5.1

                       [TENZER GREENBLATT LLP LETTERHEAD]



                                                             June 1, 1998



Brightpoint, Inc.
6402 Corporate Drive
Indianapolis, Indiana 46278


Gentlemen:

                 You have requested our opinion with respect to (A) the public offer and sale by certain selling stockholders pursuant to a Registration Statement on Form S-3 to be filed by Brightpoint, Inc., a Delaware corporation, (the "Company"), under the Securities Act of 1933, as amended (the "Act"), of $380,000,000 aggregate principal amount at maturity of the Company's Liquid Yield Option(TM) Notes due March 11, 2018 (Zero Coupon-Subordinated) (the "Securities"), which were issued pursuant to the Indenture dated as of March 11, 1998 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee, and (B) the issuance by the Company of shares (the "Conversion Shares") of its common stock, $.01 par value, issuable upon conversion of the Securities, pursuant to the terms thereof.


           We have examined originals, or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified or otherwise satisfactorily identified
and the correctness of all statements of fact contained therein.   We have
relied, to the extent we deemed proper, as to factual matters, upon certificates of appropriate state and local officials and upon representations of representatives of the Company. We have also made such examinations of law as we have deemed relevant.

                 We are members of the Bar of the State of New York and do not purport to be experts in, or to express any opinion herein concerning, any laws other than the laws of the State of New York, and the General Corporation Law of the State of Delaware.
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Brightpoint, Inc.
June 1, 1998
Page 2


                 Based upon and subject to the foregoing, we are of the opinion that:

                 1. The Securities have been duly authorized by the Company, are entitled to the benefits of the Indenture and constitute the valid and binding obligations of the Company, enforceable in accordance with their terms subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application(including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally, (b) general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of the Securities and the availability of injunctive relief or other equitable remedies and (c) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

                 2. The Conversion Shares, when issued upon conversion of the Securities in accordance with the terms thereof, will be validly issued and fully paid and non-assessable.

                 We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                        Very truly yours,


                                        /s/ Tenzer Greenblatt LLP

                                        TENZER GREENBLATT LLP